Exhibit 99.1
For More Information Contact:

Investors:	Media:
Ria Marie Carlson (714) 382-4400	Lisa Zwick (949) 230-8794
ria.carlson@ingrammicro.com	lisa.zwick@ingrammicro.com

Kay Leyba (714) 382-4175
kay.leyba@ingrammicro.com
INGRAM MICRO REPORTS RECORD NET INCOME AND EPS
FOR THE 2010 FISCAL YEAR
Recovery Continues with Double-Digit Sales Growth in Every Quarter
Fourth-quarter EPS Hits a Quarterly Record
     SANTA ANA, Calif., Feb. 10, 2011 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor and supply-chain services provider, today announced financial results for the 2010 fourth quarter and fiscal year ended January 1, 2011.
     Worldwide sales for the fourth quarter were $9.88 billion, an increase of 12 percent compared with $8.81 billion in the fourth quarter of the prior year. The translation impact of foreign currencies was not material to consolidated revenues as general strengthening of currencies in Asia-Pacific and Latin America were offset by an overall weakening of European currencies. For the full year, worldwide sales increased 17 percent to $34.59 billion from $29.52 billion last year.
     Net income grew to $115.0 million or $0.71 per diluted share, which included a benefit recorded in cost of sales of $9.1 million or $0.05 per diluted share, related to the release of a portion of the reserves for commercial taxes on software imports into Brazil, on which the statute of limitations for an assessment has expired. This compares with net income of $107.0 million or $0.64 per diluted share in the 2009 fourth quarter, which included a net benefit of $2.1 million or $0.03 per share related to the release of a portion of commercial tax reserves in Brazil partially offset by costs related to expense-reduction programs.
     For the full year, net income was $318.1 million, or a record $1.94 per diluted share, which includes a benefit of $0.05 per diluted share related to the partial release of the Brazilian tax reserve described above. In 2009, net income was $202.1 million, or $1.22 per diluted share, which included a net after-tax charge of $19.9 million, or $0.12 per diluted share, related to expense-reduction program costs and goodwill impairment charges, described in the full-year detail below, partially offset by the Brazilian tax reserve noted above.
     “We ended the decade and the year in record-breaking fashion,” said Gregory Spierkel, chief executive officer, Ingram Micro Inc. “Earnings per share were at historic highs for the full year and fourth quarter. Net income for the full year also hit a record. Annual sales growth was the strongest since 1999. Sales levels for Asia-Pacific and Latin America reached quarterly highs and sales growth in North America — for both the fourth quarter and the year — was the strongest in 10 years. While the strong demand for technology products provided a welcome tailwind, our people and strategic focus deserve the credit for making this a stellar year. We delivered on our strategy — with greater growth, profitability and returns — and we are well positioned for further leadership in 2011. I thank our teams throughout the world for making this happen.”
Additional Fourth Quarter Highlights
     For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.
Regional Sales
•	North America sales increased 13 percent to $4.05 billion (41 percent of total sales), compared with $3.59 billion reported in the year-ago quarter.
•	Europe, Middle East and Africa (EMEA) sales grew 10 percent to $3.35 billion (34 percent of total sales), versus $3.05 billion in the year-ago quarter. The translation of weaker European currencies had an eight percentage-point negative impact on revenue growth.
•	Asia-Pacific sales increased 15 percent to $1.98 billion (20 percent of total sales) versus $1.72 billion reported in the year-ago quarter. The translation impact of stronger local currencies had a five percentage-point positive effect on revenue growth.
•	Latin America sales increased 11 percent to $496 million (five percent of total sales), compared with $446 million reported a year ago. The translation of stronger local currencies had a four percentage-point positive impact on revenue growth.
Gross Margin
     Gross margin for the 2010 fourth quarter was 5.66 percent, a decrease of three basis points versus the prior-year quarter. The partial releases of commercial tax reserves in Brazil, described above, had positive fourth-quarter impacts of nine basis points in 2010 and 11 basis points in 2009.
Operating Expenses
     Total operating expenses were $392.6 million or 3.97 percent of total sales. In the comparable period last year, total operating expenses were $354.7 million (4.03 percent of total sales), which included $7.7 million (0.09 percent of total sales) in costs associated with the company’s expense-reduction programs. The year-over-year increase in expenses is attributable to sales growth in the traditional distribution business as well as increased volume in the fee-for-service logistics business, which has a substantially higher operating expense ratio than the traditional distribution business. Operating expenses also reflect investments in system enhancements and growth initiatives.

Operating Income
     Worldwide operating income was $167.3 million (1.69 percent of total sales), which included the benefit from the release of Brazilian commercial tax reserves described above. In the prior-year quarter, operating income was $146.5 million (1.66 percent of total sales), which included the aggregate benefit of $2.1 million (0.02 percent of total sales) from the release of Brazilian commercial tax reserves, partially offset by expense-reduction program costs.
•	North America operating income was $70.3 million (1.74 percent of North America sales), compared with $53.4 million (1.49 percent of North America sales) in the year-ago quarter, which included $5.7 million (0.16 percent of sales) in expense-reduction program costs.

•	EMEA operating income was $59.7 million (1.78 percent of EMEA sales), compared with $53.9 million (1.77 percent of EMEA sales) in the prior-year quarter, which included $1.2 million (0.04 percent of sales) in expense-reduction program costs.

•	Asia-Pacific operating income was $28.5 million (1.44 percent of Asia-Pacific sales), compared with $25.7 million (1.49 percent of Asia-Pacific sales) in the prior-year quarter, which included $0.7 million (0.04 percent of sales) in expense-reduction program costs.

•	Latin America operating income was $17.6 million (3.54 percent of Latin America sales), including the benefit of $9.1 million (1.84 percent of sales) related to the previously described release of a portion of the Brazilian commercial tax reserve. This compares to $21.0 million (4.70 percent of Latin America sales) in the same period last year, which included a $9.8 million (2.19 percent of sales) Brazilian tax benefit partially offset by $0.1 million (0.02 percent of sales) in expense-reduction program costs.
Stock-based compensation expense was $8.8 million versus $7.4 million in the prior-year period. Stock-based compensation is presented as a separate reconciling amount in the company’s segment reporting in both periods and is not included in the regional operating results, but is included in the total worldwide operating results.
Interest and other expenses for the fourth quarter were $9.7 million versus $5.6 million in the year-ago period. The increase versus the prior year is attributable to higher interest expense related to the August offering of $300 million in senior unsecured notes and lower net cash positions during the quarter as a result of share repurchases earlier in 2010 and increased working capital required to support year-over-year sales growth. Foreign exchange losses of $4.4 million recognized at the end of the third quarter of 2010 were recovered in the fourth quarter.
The effective tax rate in the 2010 fourth quarter was 27 percent compared with 24 percent in the fourth quarter of 2009, primarily reflecting a change in mix of profits among different tax jurisdictions. The effective tax rate in both periods was favorably impacted by approximately two percentage points from the release of reserves for commercial taxes on software imports into Brazil, for which no income tax was applied.
Total depreciation and amortization was $13.9 million.

Capital expenditures were $30.9 million.
Balance Sheet Highlights
•	The cash and cash equivalents balance at fiscal year-end was $1.16 billion versus $911 million at year-end 2009. The increase in cash reflects the proceeds from the $300 million of public debt secured in August, offset partially by funds used for share repurchases earlier in 2010 and investment in working capital as discussed above.

•	Total debt increased to $636 million from the $379 million at year-end 2009, primarily due to the public notes mentioned above. Debt-to-capitalization was 16 percent at 2010 year end.

•	Inventory was $2.9 billion or 29 days on hand, compared with $2.5 billion or 27 days on hand at the end of 2009.

•	Working capital days were 22, at the low end of the company’s normal range of 22 to 26 days, compared with 21 at year-end 2009.
     “We ended the year with good momentum across a number of fronts,” said William Humes, senior executive vice president and chief financial officer. “Growth and profitability are solid, and I’m pleased with the sequential improvements in inventory and working capital days. This helped us drive return on invested capital (ROIC) to above the weighted average cost of capital for the sixth consecutive quarter. While shares were not repurchased during the fourth quarter, we will continue to keep that option open while making strategic investments to solidify Ingram Micro’s leadership position and marketplace advantage.”
Additional Fiscal Year Results
     Of the worldwide sales of $34.59 billion for the 12-month period, regional sales were $14.55 billion in North America (an 18 percent increase versus 2009); $10.87 billion in EMEA (an increase of 15 percent); $7.57 billion in Asia-Pacific (an increase of 21 percent); and $1.60 billion in Latin America (an increase of nine percent).
     Worldwide operating income for the full year was $484.4 million (1.40 percent of total sales), which includes a benefit of $9.1 million (0.03 percent of sales) related to the partial release of the Brazilian tax reserve. Last year, operating income was $295.9 million (1.00 percent of total sales), which included a net charge of $30.4 million (0.10 percent of sales) comprised of: a benefit of $9.8 million (0.03 percent of sales) related to the partial release of the Brazilian tax reserve, which was more than offset by expense-reduction program costs of $37.6 million (0.13 percent of sales) and a goodwill impairment charge totaling $2.5 million (0.01 percent of sales).
Outlook
     “For the first quarter,” said Spierkel, “we expect sales to follow a historical seasonal pattern, with a normal sequential decline and modest year-over-year growth. Gross margins are also expected to decline sequentially due to seasonality and competitive dynamics in certain markets. While we will continue to tightly manage expenses, they may fluctuate as we make strategic investments, increasing at approximately half the rate of sales for the full year.”
     Spierkel continued: “As we look forward to the remainder of 2011, we have a clear strategic path that calls for operational excellence in our traditional distribution business, greater strength in our higher-margin specialty areas, and development of innovative technologies and opportunities that will drive long-term success. We are committed to keeping a healthy spread between ROIC and weighted average cost of capital, which we believe is a key to improving shareholder return. I’m proud of our progress and am excited about the opportunities ahead of us.”
Conference Call and Webcast
     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries), passcode “Ingram Micro.”
     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.
Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) changes in macroeconomic conditions may negatively impact a number of risk factors which individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows;(2) we continually experience intense competition across all markets for our products and services; (3) we are dependent on a variety of information systems, which, if not properly functioning, or unavailable, could adversely disrupt our business and harm our reputation and net sales; (4) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (5) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (6) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations, may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what loss we might incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly.
About Ingram Micro Inc.
     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves more than 150 countries and is the only global broad-based IT distributor with operations in Asia. Visit www.ingrammicro.com.
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© 2011 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	January 1,	January 2,
	2011	2010

ASSETS
Current assets:
Cash	$1,155,551	$910,936
Trade accounts receivable, net	4,138,629	3,943,243
Inventory	2,914,525	2,499,895
Other current assets	381,383	392,831

Total current assets	8,590,088	7,746,905

Property and equipment, net	247,395	221,710
Intangible assets, net	81,992	92,054
Other assets	164,557	118,681

Total assets	$9,084,032	$8,179,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,593,694	$4,296,224
Accrued expenses	536,218	423,365
Short-term debt and current maturities of long-term debt	105,274	77,071

Total current liabilities	5,235,186	4,796,660

Long-term debt, less current maturities	531,127	302,424
Other liabilities	76,537	68,453

Total liabilities	5,842,850	5,167,537

Stockholders’ equity	3,241,182	3,011,813

Total liabilities and stockholders’ equity	$9,084,032	$8,179,350

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen		Thirteen
	Weeks Ended		Weeks Ended
	January 1, 2011		January 2, 2010

Net sales	$9,882,867		$8,807,190

Cost of sales	9,323,016	(a)	8,306,000	(a)

Gross profit	559,851		501,190

Operating expenses:
Selling, general and administrative	391,099		347,711
Reorganization costs	1,495		6,959

	392,594		354,670	(a)

Income from operations	167,257		146,520
Interest and other	9,713		5,553

Income before income taxes	157,544		140,967
Provision for income taxes	42,528		33,944

Net income	$115,016		$107,023

Diluted earnings per share	$0.71		$0.64

Diluted weighted average shares outstanding	161,560,166		167,759,493

(a)	See related footnotes on the succeeding schedule of supplementary information for the thirteen weeks ended January 1, 2011 and January 2, 2010.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Fifty-two		Fifty-two
	Weeks Ended		Weeks Ended
	January 1, 2011		January 2, 2010

Net sales	$34,588,984		$29,515,446

Cost of sales	32,696,693	(a)	27,845,237	(a)

Gross profit	1,892,291		1,670,209

Operating expenses:
Selling, general and administrative	1,406,721		1,337,696
Impairment of goodwill	—		2,490
Reorganization costs	1,137		34,083

	1,407,858		1,374,269	(a)

Income from operations	484,433		295,940
Interest and other	46,372		26,692

Income before income taxes	438,061		269,248
Provision for income taxes	120,001		67,110

Net income	$318,060		$202,138

Diluted earnings per share	$1.94		$1.22

Diluted weighted average shares outstanding	163,860,634		165,565,810

(a)	See related footnotes on the succeeding schedule of supplementary information for the fifty-two weeks ended January 1, 2011 and January 2, 2010.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended January 1, 2011 (a)
		Operating	Operating
	Net Sales	Income	Margin

North America	$4,050,031	$70,327	1.74%
EMEA	3,354,700	59,699	1.78%
Asia-Pacific	1,981,699	28,509	1.44%
Latin America	496,437	17,570	3.54%
Stock-based compensation expense	—	(8,848)	—

Consolidated Total	$9,882,867	$167,257	1.69%

	Thirteen Weeks Ended January 2, 2010 (b)
		Operating	Operating
	Net Sales	Income	Margin

North America	$3,590,683	$53,367	1.49%
EMEA	3,051,295	53,940	1.77%
Asia-Pacific	1,719,378	25,690	1.49%
Latin America	445,834	20,965	4.70%
Stock-based compensation expense	—	(7,442)	—

Consolidated Total	$8,807,190	$146,520	1.66%

(a)	The thirteen weeks ended January 1, 2011 includes a benefit of $9,112 (0.09% of consolidated net sales and 1.84% of Latin America net sales) recorded in cost of sales related to the release of a portion of the reserve for Brazilian commercial taxes for which the statute of limitations has expired.

(b)	The thirteen weeks ended January 2, 2010 includes: net charges of $7,660 (0.09% of consolidated net sales) to operating expenses comprised of $5,676 in North America (0.16% of North America net sales), $1,236 in EMEA (0.04% of EMEA net sales), $651 in Asia-Pacific (0.04% of Asia-Pacific net sales), and $97 in Latin America (0.02% of Latin America net sales), primarily for reorganization costs ($6,959) associated with headcount reductions and facility exit costs, and charges to selling, general and administrative, or SG&A, expenses ($701) primarily for retention and accelerated depreciation of fixed assets associated with the exit of facilities; and a benefit of $9,758 (0.11% of consolidated net sales and 2.19% of Latin America net sales) recorded in cost of sales related to the release of a portion of the reserve for Brazilian commercial taxes for which the statute of limitations has expired.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Fifty-two Weeks Ended January 1, 2011 (a)
		Operating	Operating
	Net Sales	Income	Margin
North America	$14,549,103	$230,458	1.58%
EMEA	10,871,237	135,681	1.25%
Asia-Pacific	7,570,403	113,003	1.49%
Latin America	1,598,241	32,353	2.02%
Stock-based compensation expense	—	(27,062)	—

Consolidated Total	$34,588,984	$484,433	1.40%

	Fifty-two Weeks Ended January 2, 2010 (b)
		Operating	Operating
	Net Sales	Income	Margin
North America	$12,326,555	$105,679	0.86%
EMEA	9,483,328	92,856	0.98%
Asia-Pacific	6,243,455	83,704	1.34%
Latin America	1,462,108	35,928	2.46%
Stock-based compensation expense	—	(22,227)	—

Consolidated Total	$29,515,446	$295,940	1.00%

(a)	The fifty-two weeks ended January 1, 2011 includes a benefit of $9,112 (0.03% of consolidated net sales and 0.57% of Latin America net sales) recorded in cost of sales related to the release of a portion of the reserve for Brazilian commercial taxes for which the statute of limitations has expired.

(b)	The fifty-two weeks ended January 2, 2010 includes: net charges of $37,636 (0.13% of consolidated net sales) to operating expenses comprised of $24,267 in North America (0.20% of North America net sales), $9,462 in EMEA (0.10% of EMEA net sales), $3,574 in Asia-Pacific (0.06% of Asia-Pacific net sales), and $333 in Latin America (0.02% of Latin America net sales), primarily for reorganization costs ($34,083) associated with headcount reductions and facility exit costs, and charges to SG&A expenses ($3,553) primarily for consulting, retention and accelerated depreciation of fixed assets associated with the exit of facilities; a benefit of $9,758 (0.03% of consolidated net sales and 0.67% of Latin America net sales) recorded in cost of sales related to the release of a portion of the reserve for Brazilian commercial taxes for which the statute of limitations has expired; and an impairment of goodwill of $2,490 (0.01% of consolidated net sales and 0.04% of Asia-Pacific net sales) related to the acquisitions of VAD and Vantex.